Exhibit 5.1

McCarter & English, LLP

265 Franklin Street

Boston, MA  02110

T. 617.449.6500

F. 617.607.9200

www.mccarter.com

BOSTON

HARTFORD

NEW YORK

NEWARK

PHILADELPHIA

STAMFORD

WILMINGTON

December 11, 2008

Microfluidics International Corporation
30 Ossipee Road
Newton, MA  02464

Dear Sirs:

We have acted as counsel for Microfluidics International Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 12,477,811 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

We understand that a debenture (the “Debenture”) convertible into up to 4,000,000 shares of Common Stock (the “Debenture Shares”) and a warrant (the “Warrant”) exercisable for a variable number of shares of Common Stock (the “Warrant Shares”) have been sold as described in the Registration Statement.

In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, and such other certificates, records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.                                       Upon the conversion of the Debenture as described in the Registration Statement, and to the extent the Debenture Shares are duly authorized for issuance by the Company, the Debenture Shares will be validly issued, fully paid and non-assessable; and

2.                                       Upon the exercise of the Warrant as described in the Registration Statement, provided the Warrant Shares are issued and paid for in accordance with the terms of the Warrant, and to the extent the Warrant Shares are duly authorized for issuance by the Company, the Warrant Shares will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present corporate laws of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof and any amendments thereto.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ McCarter & English, LLP